Exhibit 4.1

DESCRIPTION OF THE REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE

SECURITIES EXCHANGE ACT OF 1934

As of February 28, 2020, Monolithic Power Systems, Inc. (the “Company”) has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: common stock, par value $0.001 per share (the “common stock”).

The following summary description sets forth some of the general terms and provisions of the common stock. It is subject to and qualified in its entirety by reference to the provisions of the Company’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) and the Amended and Restated Bylaws (the “Bylaws”), which are filed as Exhibit 3.1 and Exhibit 3.2, respectively, to the Annual Report on Form 10-K, and applicable provisions of the Delaware General Corporation Law. The Company encourages you to read the Certificate of Incorporation, the Bylaws and the applicable provisions of the Delaware General Corporation Law for additional information.

General

Under the Certificate of Incorporation, the Company is authorized to issue up to 150,000,000 shares of common stock with a par value of $0.001 per share, and up to 5,000,000 shares of preferred stock with a par value of $0.001 per shares (the “preferred stock”). The shares of common stock currently outstanding are fully paid and non-assessable.  Currently, no shares of preferred stock are outstanding. The board of directors has the authority to adopt, amend or repeal the Bylaws, subject to certain limitations set forth in the Bylaws.

Voting Rights

The holders of shares of common stock are entitled to one vote per share in all elections of directors and on all other matters submitted to a vote of stockholders of the Company. The holders of shares of common stock do not have cumulative voting rights.

Dividend Rights

Subject to the preferences applicable to any outstanding shares of preferred stock, the holders of common stock are entitled to receive dividends, if any, as and when declared, from time to time, by the board of directors out of funds legally available therefor. Dividends may be paid in cash, in property or in shares of common stock.

No Preemptive, Conversion or Redemption Rights

The holders of shares of common stock have no preemptive rights and no right to convert their common stock into other securities. There are no redemption or sinking fund provisions applicable to the common stock.

Liquidation, Dissolution or Similar Rights

Upon liquidation, dissolution or winding up of the affairs of the Company, the holders of shares of common stock will be entitled to participate equally and ratably in the remaining assets of the Company, after the payment of all debts and liabilities of the Company and preferences applicable to any outstanding shares of preferred stock.

Preferred Stock

The board of directors has the authority, without further action by the stockholders, to issue shares of preferred stock in one or more classes or series. The board of directors may designate the rights, preferences and privileges of each series, any or all of which may be greater than the rights of the common stock. Although the actual effect of any issuance of preferred stock will not be known until the board of directors determines the specific rights of the holders of shares of preferred stock, such issuance could potentially affect the voting power, dividend or other rights of the holders of shares of common stock and, under certain circumstances, delay, defer or prevent a change-in-control or other corporate takeover.

Anti-Takeover Effects of Delaware Law and the Certificate of Incorporation and Bylaws

Certain provisions of Delaware law and the Certificate of Incorporation and Bylaws contain provisions that could make the following transactions difficult: acquisition by means of a tender offer; acquisition by means of a proxy contest or otherwise; or removal of incumbent officers and directors. These provisions are summarized below.

Delaware Anti-Takeover Statute

The Company is subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging, under certain circumstances, in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder unless:

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prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

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upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, but not for determining the outstanding voting stock owned by the interested stockholder, (1) shares owned by persons who are directors and also officers and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

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at or subsequent to the date of the transaction, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation’s outstanding voting stock.

Undesignated Preferred Stock

Under the Certificate of Incorporation, the board of directors is authorized to issue undesignated preferred Stock with voting or other rights or preferences that could render more difficult, or discourage an attempt, to obtain control of the Company by means of a merger, tender offer, proxy contest, or otherwise.

No Cumulative Voting

The Certificate of Incorporation and the Bylaws do not provide for cumulative voting.

Special Stockholder Meetings

The Bylaws provide that a special meeting of stockholders may only be called by a majority of the board of directors, by the Chairman of the board of directors, or by the Chief Executive Officer.

Advance Notification of Stockholder Nominations and Proposals

The Bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors. These procedures provide that notice of stockholder proposals must be timely given in writing to the Company’s corporate secretary prior to the meeting at which the action is to be taken.

Board Composition

The Certificate of Incorporation and the Bylaws divide the board of directors into three classes with staggered three-year terms. The authorized number of directors may be changed only by resolution of the board of directors. Any director may be removed from office by the stockholders only for cause. Vacancies on the board of directors may be filled by a majority of the board of directors then in office, although less than a quorum, or by a sole remaining director.

No Stockholder Action by Written Consent

The Certificate of Incorporation and the Bylaws provide that all stockholder actions are required to be taken by a vote of the stockholders at an annual or special meeting and that stockholders may not take any action by written consent in lieu of a meeting.

Amendment of the Bylaws

The Bylaws may be amended by the affirmative vote of a majority of the board of directors, or by the affirmative vote of the holders of a majority of the voting power of the common stock issued and outstanding.

Listing

The Company’s common stock is listed on The NASDAQ Global Select Market under the trading symbol “MPWR.”

Transfer Agent

The transfer agent and registrar for the Company's common stock is Computershare Trust Company, N.A.